AT&T Delivers Strong First-Quarter Cash from Operations and Free Cash Flow Powered by 5G and Fiber Growth
Company’s investment-led approach and connectivity momentum
fuels Mobility service and broadband revenue growth

DALLAS, April 24, 2024 — AT&T Inc. (NYSE: T) reported first-quarter results that highlighted consistent 5G and fiber customer additions and showcased profitable growth driven by increased Mobility service and broadband revenues.
First-Quarter Consolidated Results
•Revenues of $30.0 billion
•Diluted EPS of $0.47; adjusted EPS* of $0.55
•Operating income of $5.8 billion; adjusted operating income* of $6.0 billion
•Net income of $3.8 billion; adjusted EBITDA* of $11.0 billion
•Cash from operating activities of $7.5 billion, up $0.9 billion year over year
•Capital expenditures of $3.8 billion; capital investment* of $4.6 billion
•Free cash flow* of $3.1 billion, up $2.1 billion year over year

First-Quarter Highlights
•349,000 postpaid phone net adds with an expected industry-leading postpaid phone churn of 0.72%
•Mobility service revenues of $16.0 billion, up 3.3% year over year
•252,000 AT&T Fiber net adds; 17th consecutive quarter of 200,000+ net adds
•Consumer broadband revenues of $2.7 billion, up 7.7% year over year
•27.1 million consumer and business locations passed with fiber

“Our results this quarter reflect continued strong growth in our Mobility and Consumer Wireline connectivity businesses, which represent about 80% of our total revenues,” said John Stankey, AT&T CEO. “Customers are choosing AT&T and staying with us. We achieved a record-low first-quarter postpaid phone churn, grew consumer broadband subscribers for the third consecutive quarter, and expanded margins in Mobility and Consumer Wireline. We’re also delivering on our commitment to grow and improve the quality and cadence of free cash flow, which increased by more than $2 billion year over year. This consistent, solid performance driven by our investment-led strategy gives us confidence to re-affirm our full-year consolidated financial guidance.”

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

2024 Outlook
For the full year, AT&T reiterates guidance of:
•Wireless service revenue growth in the 3% range.
•Broadband revenue growth of 7%+.
•Adjusted EBITDA* growth in the 3% range.
•Capital investment* in the $21-$22 billion range.
•Free cash flow* in the $17-$18 billion range.
•Adjusted EPS* in the $2.15-$2.25 range.
•In 2025, the company expects to deliver Adjusted EPS* growth.

Note: AT&T’s first-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, April 24, 2024. The webcast and related materials, including financial highlights, will be available at https://investors.att.com.

AT&T

1Q2024 EARNINGS & HIGHLIGHTS

Growing the right way

$3.1B
free cash flow*
3X more year over year

252K
AT&T Fiber net adds with revenue growth of more than **19%**

349K
postpaid phone net adds with Mobility service revenue growth of **3.3%**

More customers are staying with AT&T
Lowest first quarter postpaid phone churn **EVER** on record

5G and AT&T Fiber growth **powering profitable performance**

Investing to connect more people in more ways

$5B
expanded commitment over this decade to help connect **25M** people in total by 2030

Now pass
27.1M
locations with fiber

Launched AT&T Internet Air for Business nationwide

Effective & efficient in everything we do

On track to achieve
$2B+
run-rate cost savings target by mid-2026

Made progress towards our goal of net debt-to-adjusted EBITDA* in the
2.5X
range in the first half of 2025

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Consolidated Financial Results
•Revenues for the first quarter totaled $30.0 billion versus $30.1 billion in the year-ago quarter, down 0.4%. This was due to declines in Mobility equipment revenues, driven mainly by lower sales volumes, and lower Business Wireline revenues. This was mostly offset by increased service revenues, driven by Mobility, Consumer Wireline, and Mexico. Revenue trends also include increases from favorable impacts of foreign exchange rates in Mexico.
•Operating expenses were $24.2 billion, essentially stable with $24.1 billion in the year-ago quarter. Operating expenses increased primarily due to higher depreciation related to our continued fiber and 5G investment, accelerated depreciation on wireless network equipment due to Open RAN transformation and associated restructuring charges. This was largely offset by lower Mobility equipment costs from lower sales volumes and benefits from continued transformation.
•Operating income was $5.8 billion versus $6.0 billion in the year-ago quarter. When adjusting for certain items, adjusted operating income* was $6.0 billion, essentially flat with the year-ago quarter.
•Equity in net income of affiliates was $0.3 billion, primarily from the DIRECTV investment. With adjustment for our proportionate share of intangible amortization, adjusted equity in net income from the DIRECTV investment* was $0.6 billion.
•Net income was $3.8 billion versus $4.5 billion in the year-ago quarter.
•Net income attributable to common stock was $3.4 billion versus $4.2 billion in the year-ago quarter. Earnings per diluted common share was $0.47 versus $0.57 in the year-ago quarter. Adjusting for $0.08, which includes restructuring and non-cash impairments, our proportionate share of intangible amortization from the DIRECTV equity method investment, and other items, adjusted earnings per diluted common share* was $0.55 compared to $0.60 in the year-ago quarter.
•Adjusted EBITDA was $11.0 billion versus $10.6 billion in the year-ago quarter.
•Cash from operating activities was $7.5 billion, up $0.9 billion year over year, due to operational growth and timing of working capital, including higher receivable sales, partially offset by higher mobile device payments.
•Capital expenditures were $3.8 billion in the quarter versus $4.3 billion in the year-ago quarter. Capital investment*, which includes $0.8 billion of cash payments for vendor financing, totaled $4.6 billion versus $6.4 billion in the year-ago quarter.
•Free cash flow* was $3.1 billion for the quarter versus $1.0 billion in the year-ago quarter.
•Total debt was $132.8 billion at the end of the first quarter, and net debt* was $128.7 billion. In the quarter, the company repaid $4.7 billion of long-term debt. The company continues to expect to achieve net debt-to-adjusted EBITDA* in the 2.5x range in the first half of 2025.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Segment and Business Unit Results

Communications Segment
Dollars in millions	First Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$ 28,857	$ 29,152	(1.0%)
Operating Income	6,745	6,743	---%
Operating Income Margin	23.4%	23.1%	30 BP

Communications segment revenues were $28.9 billion, down 1.0% year over year, with operating income essentially flat year over year.

Mobility
Dollars in millions; Subscribers in thousands	First Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$ 20,594	$ 20,582	0.1%
Service	15,994	15,483	3.3%
Equipment	4,600	5,099	(9.8%)
Operating Expenses	14,126	14,311	(1.3%)
Operating Income	6,468	6,271	3.1%
Operating Income Margin	31.4%	30.5%	90 BP

EBITDA*	$ 8,955	$ 8,369	7.0%
EBITDA Margin*	43.5%	40.7%	280 BP
EBITDA Service Margin*	56.0%	54.1%	190 BP

Total Wireless Net Adds (excl. Connected Devices)[1]	741	690
Postpaid	389	542
Postpaid phone	349	424
Postpaid other	40	118
Prepaid phone	1	40

Postpaid Churn	0.89%	0.99%	(10 BP)
Postpaid Phone-Only Churn	0.72%	0.81%	(9 BP)
Prepaid Churn	2.77%	2.73%	4 BP

Postpaid Phone ARPU	$55.57	$55.05	0.9%

Mobility grew service revenue 3.3% with record-low 1Q postpaid phone churn of 0.72% that contributed to postpaid phone net adds of 349,000 and year-over-year margin expansion.

Mobility revenues were up 0.1% year over year, driven by service revenue growth of 3.3% from subscriber and postpaid ARPU growth, offset by lower equipment revenues due to lower sales volumes. Operating expenses were down 1.3% year over year due to lower equipment expenses resulting from lower device sales, partially offset by higher depreciation expense due to our Open RAN deployment and network transformation. Operating income was $6.5 billion, up 3.1% year over year. EBITDA* was $9.0 billion, up $586 million year over year, reflecting service revenue growth. This was the company’s highest first-quarter Mobility EBITDA*.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Business Wireline
Dollars in millions	First Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$ 4,913	$ 5,331	(7.8%)
Operating Expenses	4,849	4,953	(2.1%)
Operating Income	64	378	(83.1%)
Operating Income Margin	1.3%	7.1%	(580 BP)

EBITDA*	$ 1,426	$ 1,708	(16.5%)
EBITDA Margin*	29.0%	32.0%	(300 BP)

Business Wireline revenues and profitability declined year over year, driven by intensifying secular pressures on legacy voice and data services that were partially offset by growth in fiber and other advanced connectivity services.

Business Wireline revenues were down 7.8% year over year, primarily due to lower demand for legacy voice and data services as well as product simplification, partially offset by growth in connectivity services, and non-recurring equipment revenues. Operating expenses were down 2.1% year over year, due to lower personnel costs, and lower marketing and customer support expenses, partially offset by higher equipment costs. Operating income was $64 million, down 83.1% year over year, and EBITDA* was $1.4 billion, down $282 million.

Consumer Wireline
Dollars in millions; Subscribers in thousands	First Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$ 3,350	$ 3,239	3.4%
Broadband	2,722	2,527	7.7%
Operating Expenses	3,137	3,145	(0.3%)
Operating Income	213	94	---%
Operating Income Margin	6.4%	2.9%	350 BP

EBITDA*	$ 1,094	$ 955	14.6%
EBITDA Margin*	32.7%	29.5%	320 BP

Broadband Net Adds (excluding DSL)	55	(23)
Fiber	252	272
Non Fiber	(197)	(295)
AT&T Internet Air	110	-

Broadband ARPU	$65.98	$61.31	7.6%
Fiber ARPU	$68.61	$65.92	4.1%

Consumer Wireline achieved positive broadband net adds for the third consecutive quarter, driven by 252,000 AT&T Fiber net additions and the recent launch of AT&T Internet Air.

Consumer Wireline revenues were up 3.4% year over year, driven by growth in broadband revenues attributable to fiber revenues, which grew 19.5%, partially offset by declines in legacy voice and data services and other services. Operating expenses were down 0.3% year over year, largely driven by lower customer support costs that were offset by increased network-related costs and depreciation. Operating income was $213 million versus $94 million in the prior-year quarter, and EBITDA* was $1.1 billion, up $139 million year over year.
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Latin America Segment – Mexico
Dollars in millions; Subscribers in thousands	First Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$ 1,063	$ 883	20.4%
Service	690	591	16.8%
Equipment	373	292	27.7%
Operating Expenses	1,060	913	16.1%
Operating Income/(Loss)	3	(30)	---%
EBITDA*	180	145	24.1%

Total Wireless Net Adds	143	10
Postpaid	116	49
Prepaid	79	(58)
Reseller	(52)	19

Latin America segment revenues were up 20.4% year over year, primarily due to favorable impacts of foreign exchange rates, higher equipment sales and subscriber growth. Operating expenses were up 16.1% due to unfavorable impact of foreign exchange and higher equipment costs attributable to subscriber growth. Operating income was $3 million compared to ($30) million in the year-ago quarter. EBITDA* was $180 million, up $35 million year over year.

1 Effective with our first-quarter 2024 reporting, we have removed connected devices from our total Mobility subscribers, consistent with industry standards and our key performance metrics. Connected devices include data-centric devices such as session-based tablets, monitoring devices and primarily wholesale automobile systems.

About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s website at https://investors.att.com.

Non-GAAP Measures and Reconciliations to GAAP Measures
Schedules and reconciliations of non-GAAP financial measures cited in this document to the most directly comparable financial measures under generally accepted accounting principles (GAAP) can be found at https://investors.att.com and in our Form 8-K dated April 24, 2024. Adjusted diluted EPS, adjusted operating income, EBITDA, adjusted EBITDA, free cash flow, net debt and net debt-to-adjusted EBITDA are non-GAAP financial measures frequently used by investors and credit rating agencies.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Adjusted diluted EPS is calculated by excluding from operating revenues, operating expenses, other income (expenses) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairment, benefit-related gains and losses, employee separation and other material gains and losses.

Non-operational items arising from asset acquisitions and dispositions include the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and those assets contribute to revenue generation.

We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income.

The tax impact of adjusting items is calculated using the effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate, in these cases we use the actual tax expense or combined marginal rate of approximately 25%.

For 1Q24, adjusted EPS of $0.55 is diluted EPS of $0.47 adjusted for $0.06 restructuring and non-cash impairments, $0.03 proportionate share of intangible amortization at the DIRECTV equity method investment, minus $0.01 benefit-related, transaction and other items.

For 1Q23, adjusted EPS of $0.60 is diluted EPS of $0.57 adjusted for $0.04 proportionate share of intangible amortization at the DIRECTV equity method investment, minus $0.01 benefit-related and other items.

The company expects adjustments to 2024 reported diluted EPS to include our proportionate share of intangible amortization at the DIRECTV equity method investment in the range of $0.5-$0.7 billion, a non-cash mark-to-market benefit plan gain/loss, and other items. The company expects the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. Our projected 2024 and 2025 adjusted EPS depend on future levels of revenues and expenses, most of which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between these projected non-GAAP metrics and the reported GAAP metrics without unreasonable effort.

Adjusted operating income is operating income adjusted for revenues and costs we consider non-operational in nature, including items arising from asset acquisitions or dispositions. For 1Q24, adjusted operating income of $6.0 billion is calculated as operating income of $5.8 billion plus $167 million of adjustments. For 1Q23, adjusted operating income of $6.0 billion is calculated as operating income of $6.0 billion minus $27 million of adjustments. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated April 24, 2024.

EBITDA is net income plus income tax, interest, and depreciation and amortization expenses minus equity in net income of affiliates and other income (expense) – net. Adjusted EBITDA is calculated by excluding from EBITDA certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Adjusted EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected adjusted EBITDA and the most comparable GAAP metrics without unreasonable effort.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

For 1Q24, adjusted EBITDA of $11.0 billion is calculated as net income of $3.8 billion, plus income tax expense of $1.1 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $0.3 billion, minus other income (expense) – net of $0.5 billion, plus depreciation and amortization of $5.0 billion, plus adjustments of $152 million. For 1Q23, adjusted EBITDA of $10.6 billion is calculated as net income of $4.5 billion, plus income tax expense of $1.3 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $0.5 billion, minus other income (expense) – net of $0.9 billion, plus depreciation and amortization of $4.6 billion, minus adjustments of $44 million. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated April 24, 2024.

At the segment or business unit level, EBITDA is operating income before depreciation and amortization. EBITDA margin is operating income before depreciation and amortization, divided by total revenues. EBITDA service margin is operating income before depreciation and amortization, divided by total service revenues.

Free cash flow for 1Q24 of $3.1 billion is cash from operating activities of $7.5 billion, plus cash distributions from DIRECTV classified as investing activities of $0.2 billion, minus capital expenditures of $3.8 billion and cash paid for vendor financing of $0.8 billion. For 1Q23, free cash flow of $1.0 billion is cash from operating activities of $6.7 billion, plus cash distributions from DIRECTV classified as investing activities of $0.8 billion, minus capital expenditures of $4.3 billion and cash paid for vendor financing of $2.1 billion. Due to high variability and difficulty in predicting items that impact cash from operating activities, cash distributions from DIRECTV, capital expenditures and vendor financing payments, the company is not able to provide a reconciliation between projected free cash flow and the most comparable GAAP metric without unreasonable effort.

Capital investment provides a comprehensive view of cash used to invest in our networks, product developments and support systems. In connection with capital improvements, we have favorable payment terms of 120 days or more with certain vendors, referred to as vendor financing, which are excluded from capital expenditures and reported as financing activities. Capital investment includes capital expenditures and cash paid for vendor financing ($0.8 billion in 1Q24 and $2.1 billion in 1Q23). For 2024, capital investment is expected to be in the $21-$22 billion range. Due to high variability and difficulty in predicting items that impact capital expenditures and vendor financing payments, the company is not able to provide a reconciliation between projected capital investment and the most comparable GAAP metrics without unreasonable effort.

Adjusted equity in net income from DIRECTV investment of $0.6 billion for 1Q24 is calculated as equity income from DIRECTV of $0.3 billion reported in Equity in Net Income of Affiliates and excludes $0.3 billion of AT&T’s proportionate share of the noncash depreciation and amortization of fair value accretion from DIRECTV’s revaluation of assets and purchase price allocation.

Net debt of $128.7 billion at March 31, 2024, is calculated as total debt of $132.8 billion less cash and cash equivalents of $3.5 billion and time deposits (i.e. deposits at financial institutions that are greater than 90 days) of $0.5 billion.

Net debt-to-adjusted EBITDA is calculated by dividing net debt by the sum of the most recent four quarters of adjusted EBITDA. Net debt and adjusted EBITDA are calculated as defined above. Net debt and adjusted EBITDA estimates depend on future levels of revenues, expenses and other metrics which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected net debt-to-adjusted EBITDA and the most comparable GAAP metrics and related ratios without unreasonable effort.

For more information, contact:
Brittany Siwald
AT&T Inc.
Phone: (214) 202-6630
Email: brittany.a.siwald@att.com
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.